                                                                     EXHIBIT 5.1

                            GRAUBARD MOLLEN & MILLER
                                600 Third Avenue
                               New York, NY 10016


                                                     September 1, 1999

Worlds Inc.
15 Union Wharf
Boston, MA 02109

                  Re:      Registration Statement on Form SB-2
                           -----------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to you in connection with the registration on Form SB-2 under the Securities Act of 1933, as amended ("Securities Act"), by Worlds Inc. ("Company") of, among other shares of common stock, up to 2,044,625 shares of the Company's common stock issuable upon exercise of options and warrants.

                  In such capacity, we have examined, among other documents, copies of the certificate of incorporation and by-laws of the Company and copies of resolutions adopted by the Company's Board of Directors and the authorization and sale of the shares of common stock to be issued upon exercise of the options and warrants. We have examined and relied upon, to the extent we deemed such reliance proper, certificates of officers and directors of the Company, certificates of certain public officials and such other records and documents as we have considered necessary or desirable and proper in order that we may render the opinion hereinafter set forth. We have assumed the authenticity of such certificate of incorporation and by-laws, resolutions, certificates, records and other documents examined by us and the correctness of all statements of fact contained therein, and nothing has come to our attention that indicates that such documents and other items are not authentic or correct. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals and the conformity to originals of all documents presented to us as conformed or reproduced documents. We have not examined the certificates for the shares of common stock other than specimens thereof.

                  As members of the Bar of the State of New York, we do not purport to be experts in the law of any jurisdiction other than the State of New York and with respect to the Federal law of the United States.

                  Based on the foregoing, we are of the opinion that the shares of common stock issuable upon exercise of the options and warrants have been duly authorized and, when issued and delivered against payment therefor, as contemplated by the options and warrants, will be validly issued and fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the registration statement, to the use of our name as your counsel, and to all references made to us in the registration statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                  This letter is being delivered to you solely for your benefit and may not be relied upon in any manner by any other person.

                                             Very truly yours,

                                             /s/ Graubard Mollen & Miller

                                             GRAUBARD MOLLEN & MILLER



                                        2